Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-180249 of Standard Financial Corp. on Form S-8 of our report dated December 18, 2012, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended September 30, 2012.

/s/S.R. Snodgrass, A.C.

Wexford, Pennsylvania

December 20, 2012